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Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of JetBlue Airways Corporation for the registration of 2,600,000 shares of its common stock and to the incorporation by reference therein of our reports dated January 27, 2003, with respect to the consolidated financial statements and schedule of JetBlue Airways Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

July 2, 2003
New York, New York

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Consent of Independent Auditors